Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE:ARI

CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. ANNOUNCES CFO TRANSITION

New York, NY, January 26, 2016 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today announced Megan Gaul, Chief Financial Officer, Secretary and Treasurer of ARI, resigned from the Company to pursue other interests. Ms. Gaul will remain in her positions until June 2016 and has agreed to assist the Company as it transitions her responsibilities to her replacement. The Company has initiated a search for a new Chief Financial Officer.

“Megan has been an integral part of the ARI team since 2009 and has made significant contributions towards the Company’s growth and success,” said Stuart Rothstein, Chief Executive Officer and President of the Company. “Megan has agreed to stay with ARI through the filing of the Company’s 2015 Annual Report on Form 10-K and the first quarter 2016 Quarterly Report on Form 10-Q and will work with her successor to ensure a smooth transition.”

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, invests in, acquires and manages performing commercial real estate first mortgage loans, subordinate financings, commercial mortgage-backed securities and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $161.8 billion of assets under management at September 30, 2015.

Additional information can be found on the Company’s website at www.apolloreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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